Exhibit 99.2

                                                                           Cummins Inc.

                                                Reconciliation of Free Cash Flow to GAAP Measure

In our second quarter earning's release, we provided a non-GAAP forward looking measure.  This schedule is included in this Form 8-K to reconcile this measure to what management believes to be the most comparable GAAP measure.

Cummins indicated that its expected free cash flow will be $70-80 million for the year ended December 31, 2003.  This measure can be derived from information presented on the company's cashflow statement as follows:

Note: all amounts below are projections and are presented in millions. Sources (uses) of cash .

Projected Cash Flows generated from operations

as reflected on the Statement of Cash Flows                              $170-180 *

Projected capital expenditures, net of disposals                         (100-110) **

Projected net change in investments and

advances with  joint venture operations                                          0 - 10  **

Projected Free Cash Flow                                                                $  70-80

*     This number is net of cash provided by sales of receivables.

**   This information is presented as a component of Investing Cash flows on the

        Statement of Cash Flows.